Exhibit 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Don Spetner (310) 843-4176

Korn/Ferry International Announces a 28% Increase in

Fiscal Fourth Quarter Fee Revenue

Highlights:

•	Fee revenue was $97.7 million in the current quarter, an increase of 28% from $76.1 million in the prior year fourth quarter, and an increase of 20% from $81.4 million in the third quarter fiscal 2004.

•	Fiscal fourth quarter diluted earnings per share was $0.21, the highest earnings per share since fourth quarter 2001.

•	Diluted earnings per share in the current quarter, improved $0.26 compared to the prior year and improved $0.11 compared to the third quarter fiscal 2004.

•	Operating income of $11.3 million in the current quarter improved $10.2 million compared to prior year fourth quarter and improved $5.1 million compared to third quarter fiscal 2004.

Los Angeles, CA, June 8, 2004 - Korn/Ferry International (NYSE:KFY), a leading provider of recruitment and leadership development services, announced fourth quarter fiscal 2004 diluted earnings per share of $0.21 compared to $0.10 in Q3’04 and a loss per share of $0.05 in Q4’03.

“We are pleased by the results of the fourth quarter and for the year,” said Paul C. Reilly, CEO and Chairman of Korn/Ferry International. “Vigilant focus on client service and expanding our multi-product strategy has begun to bear fruit. We believe that the global job recovery will continue over the next several quarters as the macro economy further expands.”

Financial Results

Actual and Adjusted Results

(dollars in millions, except per share amounts)

	Fourth Quarter		Fiscal Year
	Actual		Actual		Adjusted (a)
	FY’04	FY’03	FY’04	FY’03	FY’04	FY’03
Fee Revenue	$97.7	$76.1	$328.3	$315.1	$328.3	$315.1
Revenue	$103.7	$82.4	$350.7	$338.5	$350.7	$338.5
Operating EBITDA (b)	$13.5	$5.0	$25.8	$2.9	$34.3	$19.1
Operating EBITDA Margin (b)	13.8%	6.6%	7.9%	0.9%	10.5%	6.1%
Operating Income (Loss)	$11.3	$1.1	$15.8	$(13.3)	$24.3	$3.0
Operating Margin	11.6%	1.5%	4.8%	(4.2)%	7.4%	0.9%
Net Income (Loss)	$8.7	$(1.7)	$5.4	$(22.9)	$13.9	$(6.6)
Basic Earnings (Loss) Per Share	0.23	(0.05)	0.14	(0.63)	0.37	(0.20)
Diluted Earnings (Loss) Per Share	0.21	(0.05)	0.13	(0.63)	0.35	(0.20)

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $8.5 million in FY04 and $16.3 million in FY03. These charges primarily relate to severance and facility charges and do not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various periods.
b)	For a definition and discussion of operating EBITDA, a non-GAAP financial measure, and a reconciliation between operating EBITDA and net income (loss), please see attached schedules at the end of this earnings release.

Fiscal fourth quarter fee revenue of $97.7 million increased $16.3 million or 20% from Q3’04 of $81.4 million and increased $21.6 million or 28% from Q4’03 of $76.1 million. The sequential increase in fee revenue is due to the increase in the average number of billable engagements, primarily in North America and Europe where fee revenue increased $9.5 and $2.5 million, respectively, sequentially. The year over year increase in fee revenue, which includes an increase of North America fee revenue of $12.9 million, is attributable to an improvement in the number of new engagements opened across all regions. Exchange rates impacted fee revenues favorably by $4.5 million in the current quarter compared to Q4’03 with little impact to net income due, in part, to the effect of exchange rates on compensation and benefit expenses as well as general and administrative expenses.

Compensation and benefits expense was $64.9 million compared to $53.6 million in Q3’04 and Q4’03. The increases partially relate to increases in bonus expense due to the continued improvement in profitability. Exchange rates impacted compensation and benefits expense by $2.9 million in the current quarter compared to prior year.

General and administrative expense was $18.6 million compared to $18.7 million in Q3’04 and $17.8 million in Q4’03. The year over year increase in general and administrative expense was primarily due to exchange rates.

Depreciation and amortization expense of $2.2 million was consistent with Q3’04 and decreased $1.7 million compared to Q4’03 as a significant amount of our property and equipment became fully depreciated in the latter half of fiscal 2003.

Operating income of $11.3 million improved $5.1 million compared to Q3’04 and improved $10.2 million compared to Q4’03. Operating EBITDA of $13.5 million improved $4.7 million compared to Q3’04 and improved $8.5 million compared to Q4’03.

Balance Sheet and Liquidity

Cash and cash equivalents was $108.1 million at April 30, 2004 compared to $76.9 million at January 31, 2004 and $82.7 million at April 30, 2003.

Interest expense, primarily related to the borrowings under Company Owned Life Insurance (COLI) policies and Korn/Ferry’s convertible securities, was $2.1 million in the current quarter, which decreased slightly compared to Q3’04. At April 30, 2004, Korn/Ferry had no outstanding borrowings under its credit facility.

EXECUTIVE RECRUITMENT

Korn/Ferry is one of the world’s leading executive recruitment brands. Operating in 36 countries, the Executive Recruitment business delivers customized executive search services, including the identification of CEOs, COOs, CFOs, board members and other senior-level executives, to clients worldwide.

Selected Executive Recruitment Data

Actual and Adjusted Results

(dollars in millions)

	Fourth Quarter		Fiscal Year
	Actual		Actual		Adjusted (a)
	FY’04	FY’03	FY’04	FY’03	FY’04	FY’03
Fee Revenue	$87.6	$68.0	$294.1	$282.4	$294.1	$282.4
Revenue	$92.4	$73.2	$312.5	$302.0	$312.5	$302.0
Operating EBITDA (b)	$18.1	$8.8	$46.5	$32.1	$51.9	$43.5
Operating EBITDA Margin (b)	20.7%	12.9%	15.8%	11.4%	17.6%	15.4%
Operating Income	$16.2	$5.8	$38.2	$19.3	$43.6	$30.7
Operating Margin	18.5%	8.5%	13.0%	6.8%	14.8%	10.9%
Average number of consultants	382	396	380	420	380	420
Engagements (c)	1,628	1,154	5,427	4,702	5,427	4,702

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $5.4 million in FY04 and $11.4 million in FY03. These charges primarily relate to severance and facility charges and do not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various periods.
b)	For a definition and discussion of operating EBITDA, a non-GAAP financial measure, and a reconciliation between operating EBITDA and net income (loss), please see attached schedules at the end of this earnings release.
c)	Represents new engagements opened in the respective period.

In the Executive Recruitment business, fiscal fourth quarter fee revenue was $87.6 million, an increase of $14.8 million or 20% from $72.8 million in Q3’04 and an increase of $19.6 million or 29% from $68.0 million in Q4’03. The sequential and year over year increases in fee revenue are attributable to an increase in the average number of billable engagements and the number of new engagements opened in the current quarter, across all regions.

Additionally, exchange rates impacted fee revenue in the current quarter favorably by $3.7 million versus Q4’03.

Executive recruitment operating income was $16.2 million in the current quarter, an increase of $4.8 million or 42% compared to $11.4 million in Q3’04 and an increase of $10.4 million compared to $5.8 million in Q4’03. Operating EBITDA was $18.1 million in the current quarter, an improvement of $4.6 million or 34% compared to $13.5 million in Q3’04 and an improvement of $9.3 million compared to $8.8 million in Q4’03.

The increases in both operating income and operating EBITDA in Q4’04 compared to Q3’04 reflect the increase of revenue partially offset by an increase in compensation and benefits expense.

The increases in both operating income and operating EBITDA in Q4’04 compared to Q4’03 reflect the increase of revenue as well a decrease in depreciation and amortization expense, which only affected operating income. These amounts were partially offset by an increase of compensation and benefits expense.

The total number of consultants at April 30, 2004 was 379, fairly consistent with the number of consultants at January 31, 2004, and a reduction of approximately 10 compared to April 30, 2003.

FUTURESTEP

Futurestep provides customized middle management recruitment solutions to companies, offering clients a portfolio of services ranging from individual search assignments to on-site managed recruitment services.

Selected Futurestep Data

Actual and Adjusted Results

(dollars in millions)

	Fourth Quarter		Fiscal Year
	Actual		Actual		Adjusted (a)
	FY’04	FY’03	FY’04	FY’03	FY’04	FY’03
Fee Revenue	$10.1	$8.1	$34.2	$32.7	$34.2	$32.7
Revenue	$11.3	$9.1	$38.2	$36.5	$38.2	$36.5
Operating EBITDA (b)	$1.0	$(0.1)	$(0.4)	$(8.4)	$2.6	$(3.0)
Operating EBITDA Margin (b)	10.0%	(1.0)%	(1.2)%	(25.6)%	7.5%	(9.1)%
Operating Income (loss)	$0.9	$(0.7)	$(1.6)	$(10.8)	$1.4	$(5.4)
Operating Margin	8.4%	(8.3)%	(4.6)%	(33.0)%	4.1%	(16.5)%

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $3.0 million in FY04 and $5.4 million in FY03. These charges relate to severance and write-off of assets and facility charges and do not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various periods.
b)	For a definition and discussion of operating EBITDA, a non-GAAP financial measure, and a reconciliation between operating EBITDA and net income (loss), please see attached schedules at the end of this earnings release.

Futurestep fiscal fourth quarter fee revenue was $10.1 million, an increase of $1.6 million or 19% from Q3’04 and an increase of $2.0 million or 25% from Q4’03. Fee revenue increased in all regions driven by our strategic movement toward larger fee engagements. Exchange rates impacted fee revenue in the current quarter favorably by $0.8 million compared to Q4’03.

Futurestep operating income was $0.9 million in the current quarter compared to $0.6 million in Q3’04 and an operating loss of $0.7 million in Q4’03. Operating EBITDA was $1.0 million in the current quarter compared to $0.9 million in Q3’04 and ($0.1) million in Q4’03.

Outlook

Korn/Ferry estimates that first quarter fiscal 2005 fee revenue is likely to be in the range of $90 million to $96 million, assuming constant foreign exchange rates, and earnings per share is likely to be in the range of $0.12 to $0.17. In fiscal 2005, the Company expects its effective tax rate to be approximately 42%.

Earnings Conference Call Webcast

The earnings conference call will be held today at 9:00 AM (EST) and hosted by Paul Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with over 70 offices in 36 countries, is the executive recruitment firm with the broadest global presence. The firm works closely with clients to provide solutions tailored to their recruitment and assessment needs, through its executive search business, which identifies CEOs, COOs, CFOs, board members and other senior-level executives; through the firm’s Management Assessment business, which provides evaluation of senior management teams; and through Futurestep, which provides customized middle management recruitment solutions to employers, offering clients a portfolio of services ranging from individual search assignments to on-site managed recruitment services. For more information, visit the Korn/Ferry International Web site at www.kornferry.com and the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2004	2003	2004	2003
Fee revenue	$97,732	$76,054	$328,331	$315,112
Reimbursed out-of-pocket engagement expense	5,988	6,303	22,372	23,354

Total revenue	103,720	82,357	350,703	338,466

Compensation and benefits	64,879	53,555	221,177	223,192
General and administrative expense	18,597	17,813	71,623	73,107
Out-of-pocket engagement expense	6,757	5,978	23,557	23,029
Depreciation and amortization	2,197	3,869	10,030	16,161
Restructuring charges	—	—	8,526	16,281

Total operating expense	92,430	81,215	334,913	351,770

Operating income (loss)	11,290	1,142	15,790	(13,304)

Interest and other (expense) income, net	(1,392)	(3,046)	(8,124)	(9,333)

Income (Loss) before provision for income taxes and equity in earnings of unconsolidated subsidiaries	9,898	(1,904)	7,666	(22,637)
Provision for income taxes	1,543	503	3,218	2,040
Equity in earnings of unconsolidated subsidiaries	379	664	955	1,775

Net income (loss)	8,734	(1,743)	5,403	(22,902)
Accretion on redeemable convertible preferred stock		(245)		(852)

Net income (loss) attributed to common shareholders	$8,734	$(1,988)	$5,403	$(23,754)

Interest expense on convertible debt adjustment	1,019

Net income (loss) adjusted for computation of diluted EPS	$9,753	$(1,988)	$5,403	$(23,754)

Basic net income (loss) per common share	$0.23	$(0.05)	$0.14	$(0.63)

Basic weighted average common shares outstanding	37,445	37,408	37,466	37,576

Diluted net income (loss) per common share	$0.21	$(0.05)	$0.13	$(0.63)

Diluted weighted average common shares outstanding	46,019	37,408	40,311	37,576

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2004	2003	2004	2003
Fee Revenue:
Executive recruitment:
North America	$51,582	$38,708	$170,678	$162,309
Europe	22,344	19,015	78,236	78,990
Asia/Pacific	11,604	8,114	36,818	33,523
South America	2,097	2,129	8,371	7,616

Total executive recruitment	87,627	67,966	294,103	282,438
Futurestep	10,105	8,088	34,228	32,674

Total fee revenue	97,732	76,054	328,331	315,112

Reimbursed out-of-pocket engagement expenses	5,988	6,303	22,372	23,354

Total revenue	$103,720	$82,357	$350,703	$338,466

Operating Income (Loss):		Margin		Margin		Margin		Margin
Executive recruitment:
North America	$12,361	24%	$4,120	11%	$35,983	21%	$17,622	11%
Europe	2,047	9%	298	2%	(1,912)	(2)%	224	0%
Asia/Pacific	1,948	17%	975	12%	3,998	11%	2,039	6%
South America	(139)	(7)%	393	18%	177	2%	(602)	(8)%

Total executive recruitment	16,217	19%	5,786	9%	38,246	13%	19,283	7%
Futurestep	850	8%	(668)	(8)%	(1,574)	(5)%	(10,768)	(33)%
Corporate	(5,777)		(3,976)		(20,882)		(21,819)

Total operating income (loss)	$11,290	12%	$1,142	2%	$15,790	5%	$(13,304)	(4)%

*Adjusted Operating Income (Loss):		Margin		Margin		Margin		Margin
Executive recruitment:
North America	$12,361	24%	$4,120	11%	$36,247	21%	$23,373	14%
Europe	2,047	9%	298	2%	2,998	4%	5,567	7%
Asia/Pacific	1,948	17%	975	12%	4,158	11%	2,351	7%
South America	(139)	(7)%	393	18%	235	3%	(602)	(8)%

Total executive recruitment	16,217	19%	5,786	9%	43,638	15%	30,689	11%
Futurestep	850	8%	(668)	(8)%	1,408	4%	(5,393)	(17)%
Corporate	(5,777)		(3,976)		(20,730)		(22,319)

Total adjusted operating income	$11,290	12%	$1,142	2%	$24,316	7%	$2,977	1%

*	Adjusted operating income (loss) on this page and adjusted operating EBITDA on the following page excludes restructuring charges related to severance and facilities of $8.5 million and $16.3 million for the twelve months ended April 30, 2004 and 2003, respectively. Executive recruitment restructuring charges were $5.4 million and $11.4 million for the twelve months ended April 30 ,2004 and 2003, respectively. Futurestep restructuring charges were $3.0 million and $5.4 million for the twelve months ended April 30, 2004 and 2003. Corporate restructuring charges were $0.1 million and $(0.5) million in the twelve months ended April 30, 2004 and 2003.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF EBITDA

(in thousands)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2004	2003	2004	2003
Net income (loss):	$8,734	$(1,743)	$5,403	$(22,902)
Equity in earnings of unconsolidated subsidiaries	(379)	(664)	(955)	(1,775)
Provision for income taxes	1,543	503	3,218	2,040
Interest and other expense (income), net	1,392	3,046	8,124	9,333

Operating Income (Loss)	$11,290	$1,142	$15,790	$(13,304)

Operating Income (Loss):
Executive recruitment:
North America	$12,361	$4,120	$35,983	$17,622
Europe	2,047	298	(1,912)	224
Asia/Pacific	1,948	975	3,998	2,039
South America	(139)	393	177	(602)

Total executive recruitment	16,217	5,786	38,246	19,283
Futurestep	850	(668)	(1,574)	(10,768)
Corporate	(5,777)	(3,976)	(20,882)	(21,819)

Total	$11,290	$1,142	$15,790	$(13,304)

Depreciation and Amortization:
Executive recruitment:
North America	$798	$1,454	$3,557	$6,716
Europe	854	1,099	3,580	3,943
Asia/Pacific	165	446	797	1,839
South America	73	45	303	292

Total executive recruitment	1,890	3,044	8,237	12,790
Futurestep	161	591	1,171	2,404
Corporate	146	234	622	967

Total	$2,197	$3,869	$10,030	$16,161

EBITDA:
Executive recruitment:
North America	$13,159	$5,574	$39,540	$24,338
Europe	2,901	1,397	1,668	4,167
Asia/Pacific	2,113	1,421	4,795	3,878
South America	(66)	438	480	(310)

Total executive recruitment	18,107	8,830	46,483	32,073
Futurestep	1,011	(77)	(403)	(8,364)
Corporate	(5,631)	(3,742)	(20,260)	(20,852)

Total	$13,487	$5,011	$25,820	$2,857

Adjusted EBITDA:
Executive recruitment:
North America	$13,159	$5,574	$39,804	$30,089
Europe	2,901	1,397	6,578	9,510
Asia/Pacific	2,113	1,421	4,955	4,190
South America	(66)	438	538	(310)

Total executive recruitment	18,107	8,830	51,875	43,479
Futurestep	1,011	(77)	2,579	(2,989)
Corporate	(5,631)	(3,742)	(20,108)	(21,352)

Total	$13,487	$5,011	$34,346	$19,138

Note: Operating EBITDA, a non-GAAP financial measure, is operating income (loss) before depreciation and amortization. In addition to excluding interest and taxes, operating income (loss) also excludes equity in earnings of unconsolidated subsidiaries and accretion on redeemable convertible preferred stock. The Company presents EBITDA as an alternative measure of operating performance to operating income (loss). The Company uses EBITDA to analyze its operating results without taking into account depreciation and amortization, which are non-cash expenses. Even though the Company believes that EBITDA is a common measure used by analysts and investors, other companies, including companies in its industry, may define EBITDA differently and thus the Company’s EBITDA and adjusted EBITDA figures may not be comparable with those of other companies.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of April 30, 2004	As of April 30, 2003
ASSETS

Cash and cash equivalents	$108,102	$82,685
Receivables due from clients, net of allowance for doubtful accounts of $6,159 and $7,199	52,306	46,737
Income taxes and other receivables	2,856	12,648
Deferred income taxes	9,320	9,162
Prepaid expenses	10,128	10,403

Total current assets	182,712	161,635

Property and equipment, net	19,603	27,698
Cash surrender value of company owned life insurance policies, net of loans	58,868	53,143
Deferred income taxes	27,352	23,897
Goodwill	98,481	94,729
Deferred financing costs, investments and other	7,670	7,911

Total assets	$394,686	$369,013

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$—	$5,099
Accounts payable	8,676	8,651
Compensation and benefits payable	60,957	52,206
Other accrued liabilities	24,785	23,006

Total current liabilities	94,418	88,962

Deferred compensation and other retirement plans	53,018	49,944
Long-term debt	44,400	41,364
Other liabilities	11,456	12,682
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs, redemption value $11,300	10,512	9,606

Total liabilities	213,804	202,558

Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 39,363 and 38,642 shares issued and 38,170 and 37,590 shares outstanding	307,003	302,021
Retained deficit	(121,204)	(126,607)
Unearned restricted stock compensation	(2,341)	(1,560)
Accumulated other comprehensive loss	(1,596)	(6,044)

Shareholders’ equity	181,862	167,810
Less: Notes receivable from shareholders	(980)	(1,355)

Total shareholders’ equity	180,882	166,455

Total liabilities and shareholders’ equity	$394,686	$369,013